Exhibit 3.1

THE COMPANIES LAW, 1999

A PRIVATE COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

VALENS SEMICONDUCTOR LTD.

51-388704-2

Effective: June 15, 2020

INTERPRETATION GENERAL

1.    In these Articles, unless the context otherwise requires:

1.1.    ”Affiliate” means with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by, or under common control with such Person.

1.2.    ”Amiti” means Amiti Fund II L.P., Amiti Ventures II, L.P. and Amiti Valens, L.P., and any Permitted Transferee that is a successor to their shares.

1.3.    These “Articles” means the Articles of Association of the Company, as shall be in force from time to time.

1.4.    ”As-Converted Basis” means, the calculation of the applicable share capital while treating for this purpose all Preferred Shares as if they had been converted to Ordinary Shares pursuant to the terms of these Articles immediately prior to such time.

1.5.    ”Aviv” means Aviv Ventures II Annex Fund LP, Aviv Ventures (CVCI) II, L.P., Aviv Ventures (Israel) II, L.P. and Aviv Ventures (Delaware) II, L.P., and any Permitted Transferee that is a successor to their shares.

1.6.    The “Board” means the Board of Directors of the Company duly appointed in accordance with these Articles.

1.7.    ”Bonus Shares” means shares issued by the Company for no consideration to all Shareholders on a pro-rata As-Converted Basis with respect to all Company’s shares.

1.8.    “Business Day” means Sunday through Thursday, inclusive, with the exceptions of holidays and official days of rest in the State of Israel.

1.9.    ”Closing” means the Closing under the Preferred E Share Purchase Agreement.

1.10.    The “Company” means the company whose name is set forth above.

1.11.    The “Companies Law” means the Companies Law, 1999, as amended from time to time.

1.12.    “Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash, cash equivalents, securities or in any other form, including a transfer without valuable consideration, but excluding Bonus Shares.

1.13.    ”Distribution” means the distribution of Dividend, and a Repurchase.

1.14.    ”Dollar” or “$” means United States Dollars.

1.15.    ”Equity Securities” means any Ordinary Shares, Preferred Shares, any securities evidencing an ownership interest in the Company, or any securities (including, inter alia, options, warrants, convertible securities, convertible debentures, bonds or capital notes) convertible, exchangeable or exercisable into any of the aforesaid securities, any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares or any other securities of the Company.

1.16.    ”Founders” means Dror Jerushalmi, Eyran Lida, Massad Eyal, Gabi Gur-Cohen, Nadav Banet and Alon Benzaray.

1.17.    ”Fully Diluted Basis” means the Company’s issued and outstanding share capital as of the time of applicable calculation, plus all shares of the Company issuable upon conversion or exercise of then outstanding Equity Securities.

1.18.    ”Genesis” means Genesis Partners III, L.P, and any Permitted Transferee that is a successor to its shares.

1.19.    ”General Meeting” or “general meeting” means annual or special general meeting of the Shareholders.

1.20.    ”IGP” means IGP Connectivity Solutions (Holdings) L.P and any Permitted Transferee that is a successor to its shares.

1.21.    ”Interested Party” means any “interested party”, as such term is defined in the Israeli Securities Law of 1968, or any member of the family or Affiliate of such Interested Party.

1.22.    ”IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering, pursuant to applicable securities law(s) and regulations, covering the offer and sale of Ordinary Shares to the public.

1.23.    ”Law” or “law” means the provisions of any law (“din”) as defined in the Interpretation Law, 1981.

1.24.    ”Linse Capital” means Linse Capital VAL LLC, and any Permitted Transferee that is a successor to its shares.

1.25.    ”Liquidation Event” shall have the meaning set forth in Article 133 below.

1.26.    “Magma” means Magma Venture Capital II L.P, Magma Venture Capital II (Israel) L.P and Magma Venture Capital II CEO Fund L.P, and any Permitted Transferee that is a successor to their shares.

1.27.    ”Major Shareholder” means, subject to Article 2.3 below, a Shareholder holding Preferred Shares of the Company constituting two percent (2%) or more of the issued and outstanding share capital of the Company on an As-Converted (not Fully Diluted) Basis.

1.28.    The “Office” means the registered office of the Company.

1.29.    ”Office Holder” - as defined in the Companies Law.

1.30.    ”Ordinary Shares” shall have the meaning set forth in Article 6 below.

1.31.    ”Original Issue Price” means with respect to the Series A Preferred Shares - US$ 0.46987 (the “Series A OIP”), with respect to the Series B-1 Preferred Shares – US$ 0.40171 (the “Series B-1 OIP”), with respect to the Series B-2 Preferred Shares – US$ 0.53561 (the “Series B-2 OIP”), with respect to the Series C Preferred Shares – US$ 2.12203 (the “Series C OIP”), with respect to the Series D Preferred Shares – US$ 3.1325 (the “Series D OIP”), and with respect to the Series E Preferred Shares – US$ 4.0160 (the “Series E OIP”); in each case, subject to proportional adjustment for any Recapitalization Event with respect to such applicable series of Preferred Shares.

1.32.    ”Permitted Transferee” means (A) with respect to any Shareholder who is a natural person - such Shareholder’s spouse, parents, siblings, children, and grandchildren, (B) with respect to any Shareholder – (1) such Shareholder’s beneficiary (only in the event the Shareholder is registered in the Register as holding the shares as a trustee) (2) such Shareholder’s trustee, provided such trust is solely for the benefit of such Shareholder or its Permitted Transferees; or (3) such Shareholder’s transferee by operation of law, (C) With respect to any Shareholder which is a corporate entity - any corporate entity controlling, controlled by or under common control with such Shareholder or Affiliate (“control” means the holding of more than 50% of the equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body), provided such corporate entity remains controlled by or under common control with, or otherwise continues to control, such Shareholder for at least one (1) year following the time in which such Permitted Transferee received the shares from the Shareholder, (D) in the case of a Shareholder which is a partnership or a limited liability company – (1) the limited and general partners or members of such Shareholder and the limited and general partners, managing member or shareholder of, and any person or entity controlling (either directly or through an entity controlled by such person or entity), such limited or general partners or members; (2) any Person directly or indirectly controlled by, controlling or under common control with the general partner or managing members of such Shareholders or sharing the same management company with such Shareholder, and any partnerships or limited liability company managed by the same general partner or management company, or managed directly or indirectly by an entity controlling, controlled by or under common control with, such managing partner or management company, (3) transferee in dispositions which are part of a disposition of a significant portion of a portfolio of investments, (4) a transferee in a disposition resulting from a regulatory or tax constraint applicable to the Shareholder or any of the partners thereof, (E) in the case of a Shareholder which is a limited liability company - its members and officers, (F) the surviving entity in the merger or consolidation of such Shareholder with or into another company, or the acquiring entity of all or substantially all of the assets or equity and voting securities of such Shareholder; (G) in a Transfer resulting from the liquidation of a Shareholder - the successors in interest to such liquidated Shareholder; (H) any entity over which such Shareholder or its Affiliates exercises investment discretion or act as a principal investment advisor, or (I) any Affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, officer, partner or member of such Affiliate;).

1.33.    ”Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

1.34.    ”Preferred A Share Purchase Agreement” means the Series A Preferred Share Purchase Agreement by and among the Company and the Investors listed therein dated as of July 10, 2007.

1.35.    ”Preferred C Share Purchase Agreement” means the Series C Preferred Share Purchase Agreement by and among the Company and the Investors listed therein dated as of September 30, 2015.

1.36.    ”Preferred D Share Purchase Agreement” means the Series D Preferred Share Purchase Agreement by and among the Company and the Investors listed therein dated as of April 6, 2017.

1.37.    ”Preferred E Share Purchase Agreement” means the Series E Preferred Share Purchase Agreement by and among the Company and the Investors listed therein dated as of August 2, 2018.

1.38.    ”Preferred Shares” means Series A Preferred Shares, the Preferred B Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

1.39.    ”Preferred B Shares” means Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

1.40.    ”Qualified IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering with net proceeds to the Company of at least $100 Million.

1.41.    ”Recapitalization Event” means any split or consolidation of shares, the distribution of Bonus Shares, any recapitalization of the Company’s Equity Securities pursuant to Section 350 of the Company’s Law and any other reclassification or similar events.

1.42.    The “Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

1.43.    ”Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, including an obligation to do the same.

1.44.    ”Series A Preferred Shares” shall have the meaning set forth in Article 6 below.

1.45.    “Series B-1 Preferred Shares” shall have the meaning set forth in Article 6 below.

1.46.    ”Series B-2 Preferred Shares” shall have the meaning set forth in Article 6 below.

1.47.    ”Series C Preferred Shares” or “Preferred C Shares” shall have the meaning set forth in Article 6 below.

1.48.    ”Series D Preferred Shares” or “Preferred D Shares” shall have the meaning set forth in Article 6 below.

1.49.    ”Series E Preferred Shares” or “Preferred E Shares” shall have the meaning set forth in Article 6 below.

1.50.    ”Series D Consent” means the affirmative vote of at least 75% of the voting power underlying the then outstanding Series D Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority).

1.51.    ”Series E Consent” means the affirmative vote of a majority of the voting power underlying the then outstanding Series E Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority).

1.52.    ”Shareholders” means any Person registered as a holder of Ordinary Share(s) or Preferred Share(s) in the Register.

1.53.    ”Transfer” or “transfer” (whether used as a verb or a noun) means any sale, pledge, assignment, encumbrance, conveyance, grant of any security interest, gift, or any other disposition or transfer of shares or other Equity Securities of the Company, and/or any legal or beneficial interest therein, including any tender or transfer in connection with any merger, recapitalization, reclassification, or tender or exchange offer (for all or any part of the Company’s Equity Securities), whether or not the person making any such Transfer votes for or against any transaction involving any such Transfer.

1.54.    Writing or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including facsimile, or other form of writing produced by electronic communication.

2.

2.1.    The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Companies Law, as in effect on the day on which these Articles become binding on the Company, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law, 1968 or the regulations promulgated thereunder; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof. In the event that a Hebrew version of these Articles or part thereof is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the shareholders of the Company and with respect to any third party and the English version shall be the only binding version of these Articles.

2.2.    In accordance with the provisions of Section 20 of the Companies Law, any provision of these Articles may be amended by a resolution of the General Meeting adopted by a Simple Majority (defined below in Article 60), provided however that (i) any provision of these Articles requiring a special majority of votes or a special consent by any party designated by name in order to take any action may not be amended without such special majority of votes (which majority shall be calculated on an As-Converted Basis) or the consent of such named party, as applicable, and (ii) the aforesaid will not derogate from any provision in these Articles requiring a higher majority or special consent for the taking of any action.

2.3.    All shares held (beneficially or of record), at the time of applicable calculation, by a Shareholder and all other Shareholders who are Permitted Transferees of such Shareholder (a “Major Shareholder Group”), shall be aggregated together for the purpose of determining (i) whether such Shareholder constitutes a Major Shareholder and (ii) the availability to such holders of any other rights under these Articles, and the rights of a Major Shareholder and such other rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are part of such Major Shareholder Group.

LIMITED LIABILITY

3.    The liability of each Shareholder is limited up to the unpaid portion, if any, of the nominal value of the shares of the Company issued to it, to the extent not capitalized by the Company in accordance with the provisions of the Companies Law.

LIMITATIONS

4.    The following limitations shall apply to the Company:

4.1.    The right to transfer shares is restricted in the manner hereinafter provided;

4.2.    The number of Shareholders at any time (other than employees or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Article; and

4.3.    An offer to the public to subscribe for shares or debentures of the Company is prohibited.

THE COMPANY’S OBJECTIVES AND PURPOSE

5.    The Company has been established to engage in any lawful business. The Company shall act based upon business considerations in order to gain profits. The Company may also contribute reasonable amounts for worthy causes, even if such contributions are not made based upon any business considerations.

CAPITAL

6.    Registered Share Capital.

The registered share capital of the Company is NIS 2,524,044.85 divided into 144,460,656 Ordinary Shares, nominal value NIS 0.01 per share (“Ordinary Shares”), 38,000,000 Series A Preferred Shares, nominal value NIS 0.01 per share (“Series A Preferred Shares”), 11,000,000 Series B-1 Preferred Shares, nominal value NIS 0.01 per share (“Series B-1 Preferred Shares”), 19,000,000 Series B-2 Preferred Shares, nominal value NIS 0.01 per share (“Series B-2 Preferred Shares”), 9,425,000 Series C Preferred Shares, nominal value NIS 0.01 per share (“Series C Preferred Shares”), 19,313,650 Series D Preferred Shares, nominal value NIS 0.01 per share (“Series D Preferred Shares”) and 11,205,179 Series E Preferred Shares, nominal value NIS 0.01 per share (“Series E Preferred Shares”).

7.    Share Capital.

7.1.    The Ordinary Shares confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of, and to attend, all General Meetings, the right to vote thereat with each Ordinary Share held entitling the holder thereof to one vote, the right to participate and share equally (subject to the provisions of Article 133 (‘Distribution Preference’), on a per share basis, in any Distribution and in distribution of surplus assets and funds of the Company in the event of a Liquidation Event, and certain other rights as may be expressly provided for herein or under the Companies Law.

7.2.    All Ordinary Shares rank pari passu amongst themselves for all intents and purposes, including, without limitation, in relation to the amounts of capital paid or credited as paid on their nominal value.

7.3.    The Preferred Shares shall confer upon the holders thereof all rights conferred upon the holders of Ordinary Shares in the Company, and, in addition, only the rights, preferences and privileges granted to the Preferred Shares in these Articles and under applicable Law.

8.    Conversion of Preferred Shares

The holders of the Preferred Shares shall have conversion rights as follows:

8.1.    Right to Convert. Each Preferred Share shall be convertible, at the option of the respective holder(s) thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Original Issue Price of such Preferred Share by the Conversion Price (as defined below) at the time in effect for such share.

8.2.    Mandatory Conversion. Upon the earlier of (i) immediately prior to the consummation of a Qualified IPO, (ii) the date specified by vote or written consent of the holders of at least sixty five percent (65%) of the voting power underlying the then outstanding Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority), including the Series D Consent and the Series E Consent, and (iii) immediately prior to the consummation of an IPO (that does not constitute a Qualified IPO) on the New York Stock Exchange, NASDAQ, London Stock Exchange or the main list in the Hong Kong Stock Exchange, effected with the consent (by vote or written consent) of the holders of at least seventy percent (70%) of the voting power underlying the then outstanding Series D Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority) and the holders of at least fifty percent (50%) of the voting power underlying the then outstanding Series D Preferred Shares and Series E Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority) (the time of occurrence of the event set forth in subarticle (i) and subarticle (iii) or the date specified in subarticle (ii), the “Mandatory Conversion Date”), (A) all outstanding Preferred Shares shall automatically be converted into fully paid and non-assessable Ordinary Shares, as is determined by dividing the Original Issue Price of such Preferred Shares by the Conversion Price (as defined below) at the time in effect for such shares, and (B) the shares so converted may not be reissued by the Company as shares of such series.

8.3.    Conversion Price. As of the time of creation of any series or class of Preferred Shares, the conversion price per share for each share of such series of Preferred Share shall initially be the Original Issue Price thereof. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided below in Article 8.5. The conversion price of the Preferred Shares, as in effect from time to time, is referred to as the “Conversion Price”.

8.4.    Mechanics of Conversion.

(a)    Voluntary Conversion.

(i)    In order for a holder of Preferred Shares to voluntarily convert Preferred Shares into Ordinary Shares, such holder shall surrender, at the principal office of the Company, a written notice that such holder elects to convert all or any number of the Preferred Shares held by such holder and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Ordinary Shares to be issued.

(ii)    The close of business on the date of receipt by the Company of such notice or immediately prior to the occurrence of any later event set forth in the notice so received as an applicable event on which such conversion is contingent, shall be the time of conversion (the “Conversion Time”), and the Ordinary Shares issuable upon conversion of the shares specified in such notice shall be deemed to be outstanding of record as of such time. The Company shall, as soon as practicable after the Conversion Time and the surrender by the holder of Preferred Shares so converted of the certificate or certificates for such Preferred Shares (or an affidavit of lost certificate in respect thereof), issue and deliver to such holder of Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled pursuant to Article 8.2, together with cash as provided in Article 8.5(m) in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion.

(iii)    At the Conversion Time, all converted Preferred Shares shall be deemed to have been converted into Ordinary Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or an affidavit of lost certificate in respect thereof), to receive certificates for the number of Ordinary Shares into which such Preferred Shares has been converted and except for the right to receive previously declared and unpaid dividends on the converted Preferred Shares.

(iv)    All certificates evidencing Preferred Shares which shall have been converted in accordance with the provisions hereof, shall, from and after the Conversion Time, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such time.

(b)    Mandatory Conversion.

(i)    In the event of any conversion of Preferred Shares pursuant to Article 8.2, all holders of record of Preferred Shares shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such Preferred Shares pursuant to Article 8.2. The Company shall give notice to each holder of Preferred Shares of any conversion pursuant to Article 8.2(ii) above, upon receipt of a notice from the requisite holders, and of any conversion pursuant to Article 8.2(i) above, a reasonable time (but in any event not less than ten (10) days) prior to the consummation of a Qualified IPO, which period may be shortened with the consent of the holders of at least sixty five percent (65%) of then outstanding Preferred Shares, on an As-Converted Basis (acting together as a single class or by consent of such required majority), including the Series D Consent and the Series E Consent. Such notice shall be sent in compliance with the provisions of Article 128-131 below (‘Notices’), to each record holder of Preferred Shares.

(ii)    On the Mandatory Conversion Date, all outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or an affidavit of lost certificate in respect thereof), to receive certificates for the number of Ordinary Shares into which such Preferred Shares has been converted and except for the right to receive previously declared and unpaid dividends on the converted Preferred Shares.

(iii)    As soon as practicable after the Mandatory Conversion Date and the surrender by the holder of Preferred Shares so converted of the certificate or certificates for such Preferred Shares, the Company shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full Ordinary Shares issuable on such conversion in accordance with the provisions hereof and cash as provided in Article 8.5(m) in lieu of any fraction of an Ordinary Shares otherwise issuable upon such conversion.

(iv)    All certificates evidencing Preferred Shares which have been converted in accordance with the provisions hereof, shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such time.

(c)    General. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

8.5.    Adjustments. The Conversion Price and the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be subject to adjustment as follows:

(a)    Adjustment for Stock Splits and Combinations. If the Company effects a subdivision of the outstanding Ordinary Shares without effecting a comparable subdivision of the Preferred Shares, then, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased such that the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately increased. Conversely, if the Company combines the outstanding Ordinary Shares into a smaller number of shares without effecting a comparable combination of the Preferred Shares, then the Conversion Price then in effect immediately before the combination shall be proportionately increased such that the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately decreased. Any adjustment under this Article 8.5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)    Adjustments for Reclassification, Exchange and Substitution. In the event the Ordinary Shares issuable upon the conversion of the Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 8), then in any such event each holder of Preferred Shares shall have the right thereafter to receive, upon the conversion of such Preferred Shares, the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Ordinary Shares into which such Preferred Shares would have been converted, all subject to further adjustment as provided herein.

(c)    Reorganizations, Mergers, Consolidations or Sales of Assets. If there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 8) or a merger or consolidation of the Company with or into another company or the sale of the Company’s properties and assets to any other person (other than any such event provided for in Article 133 below), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive, upon the conversion of such Preferred Shares, the number of shares of stock or other securities or property to which a holder of the number of shares of Ordinary Shares issuable upon such conversion would have been entitled upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 8 with respect to the rights of the holders of such Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Article 8 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

(d)    Sale of Shares below Share Conversion Price (Anti-dilution Protection).

(i)    If the Company issues or sells, or is deemed by the express provisions of this Article 8.5(d) to have issued or sold, Additional Shares (as hereinafter defined) for an Effective Price (as hereinafter defined) which is less than the applicable Conversion Price then in effect for a series of Preferred Shares (the “Dilutive Issuance”), then and in each such case the Conversion Price then in effect for the Preferred Shares shall be reduced, concurrently with such issue or sale, for no additional consideration, to a price (calculated to the nearest cent with half a cent being rounded up) determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such Dilutive Issuance, and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such Dilutive Issuance, plus the number of the Additional Shares so issued.

For the purpose of the above calculation, the number of Ordinary Shares outstanding immediately prior to and following such Dilutive Issuance shall be calculated on a Fully Diluted Basis and As-Converted Basis, but disregarding any increase in the Fully Diluted Basis resulting from a decrease in the Conversion Price of other series of Preferred Shares by virtue of the same Dilutive Issuance.

(ii)    For the purpose of making any adjustment required under this Article 8.5(d), the consideration received or receivable by the Company for any issue or sale of Additional Shares shall (A) to the extent it consists of cash, be computed at the amount of cash paid by the purchaser in consideration for such issuance or sale, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as is determined in good faith by the Board, (C) if Additional Shares and Convertible Securities (as hereinafter defined) are issued or sold together the consideration for such Equity Securities shall be deemed to be the Effective Price; and (D) if Additional Shares, Convertible Securities or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other assets of the Company (but excluding any commercial agreement) for a consideration which covers both, be computed as the portion of the consideration so received or receivable that may be mutually determined in good faith by the Board to be allocable to such Additional Shares or Convertible Securities.

(iii)    For the purpose of the adjustment required under this Article 8.5(d), if the Company issues or sells any Convertible Securities and if the Effective Price of the Additional Shares issuable upon exercise, conversion or exchange of such Convertible Securities is less than the Conversion Price then in effect, then in each case the Company shall be deemed (A) to have issued, at the time of the issuance of such Convertible Securities, the maximum number of Additional Shares issuable upon exercise, conversion or exchange thereof (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution), and (B) to have received, as consideration for the issuance of such Additional Shares, an amount (the “Total Consideration”) equal to (i) the total amount of the consideration, if any, received or receivable by the Company for the issuance of such Convertible Securities, plus (ii) the minimum amounts of consideration, if any, payable to the Company upon the conversion, exchange or exercise of such Convertible Securities (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) for or into the Additional Shares covered thereby.

(iv)    In the event the Effective Price for any Additional Shares issuable shall be decreased, or if the number of Ordinary Shares deliverable, upon conversion or exercise of any such Convertible Securities, shall be increased subsequent to the issuance of such securities, then the Conversion Price to the extent in any way affected by such modification or adjustment, shall be further adjusted to the Conversion Price that would have been in effect had such Effective Price or number of deliverable Ordinary Shares been in effect upon the initial issuance of such Convertible Securities. To the extent that the actual issuance price of Additional Shares is equal to or in excess of the amounts initially determined in accordance with Article 8.5(d)(ii) and (iii) above, no further adjustment of the Conversion Price, adjusted upon the issuance of such Convertible Securities, shall be made as a result of the actual issuance of Additional Shares on the exercise, conversion or exchange of any such Convertible Securities.

(v)    ”Additional Shares” shall mean all Equity Securities issued (or deemed, by the express provisions of this Article 8.5(d) to be issued) by the Company after the date of adoption of these Articles, other than such Equity Securities issued or issuable:

(A)    upon conversion of Preferred Shares or other Convertible Securities outstanding as of the Closing;

(B)    to directors or employees of or consultants, contractors or advisors to, the Company or its wholly-owned subsidiaries (if any) in connection with their service to the Company or its wholly-owned subsidiaries, pursuant to a share incentive plan or agreement approved in advance by the Board;

(C)    to all shareholders of the Company on an As-Converted Basis in connection with any issuance of Bonus Shares or other similar Recapitalization Event, on a pro-rata basis;

(D)    in connection with a bona fide business acquisition by the Company or an IPO, that is approved by the Board;

(E)     pursuant to (1) equipment lease or other debt financing transactions; or (2) to a new (i.e. who is not at the time of issuance a Shareholder (including its Affiliates)) Strategic Investor, as defined under Article 89 below (solely with respect to preemptive rights under Article 17); in each case, entered into for primarily non-equity financing purposes approved by the Board, with the consent of at least one of the Preferred Directors, and provided that all such issuances are not in excess, in the aggregate, of 3% of the Company’s issued and outstanding share capital on a Fully Diluted Basis;

(F)    pursuant to those certain Warrants to purchase Series B-1 Shares of the Company held by each of Vintage Investment Partners VI (Israel), L.P. and Cayman Investment Partners VI (Cayman), L.P, dated October 28, 2015; and those certain Warrants to purchase Series A Shares of the Company held by each of Vintage Investment Partners VI (Israel), L.P. and Cayman Investment Partners VI (Cayman), L.P, dated October 28, 2015;

(G)    upon the actual exercise, conversion or exchange of any Convertible Securities or Preferred Shares, in each case provided such issuance is made pursuant to the terms of such Convertible Securities or Preferred Shares, and provided further that this sub-Article (G) shall not apply to the issuance or grant of such Convertible Securities or Preferred Shares themselves, but rather only to the shares issued (not issuable) upon the exercise, conversion or exchange thereof.

For purposes of the definition of “Additional Shares”, the sale or other disposition of any Equity Securities of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.

(vi)    ”Convertible Securities” shall mean any options, warrants, convertible notes or other securities or rights convertible, exchangeable or exercisable, with or without the payment of additional consideration, into Equity Securities.

(vii)    The “Effective Price” of Additional Shares shall mean the quotient obtained by dividing (x) the consideration received or receivable, plus the Total Consideration deemed to have been received, by the Company for such issue under this Article 8.5(d), for such Additional Shares, by (y) the total number of shares of Additional Shares, issued or sold, or deemed to have been issued or sold by the Company under this Article 8.5(d).

(e)    Special Adjustment of Conversion Price upon an Initial Public Offering.

(i)     If the closing price to the public of the Company’s shares sold as part of an initial public offering of shares of the Company (the “IPO Closing Price”), is less than 1.2 times the then applicable Conversion Price of the Preferred C Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Preferred C Shares into Ordinary Shares) the then applicable Conversion Price of the Preferred C Shares shall be automatically reduced so as to be equal to the IPO Closing Price divided by 1.2. For illustration purposes only, if the then applicable Conversion Price of the Preferred C Shares is $2.0 and the IPO Closing Price would be $2.18, then the adjusted Conversion Price of the Preferred C Shares shall be $1.8167, such that the Preferred C Shares shall be convertible into Ordinary Shares at a ratio of 2.0/1.8167. Any change or amendment to this subsection (i) may not be effected without the affirmative vote or written consent of the holders of at least sixty five percent (65%) of the voting power underlying the then outstanding Series C Preferred Shares on an As-Converted Basis.

(ii)    If the IPO Closing Price, is less than 1.2 times the then applicable Conversion Price of the Series D Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series D Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series D Preferred Shares shall be automatically reduced so as to be equal to the IPO Closing Price divided by 1.2. For illustration purposes only, if the then applicable Conversion Price of the Series D Preferred Shares is $2.0 and the IPO Closing Price would be $2.18, then the adjusted

Conversion Price of the Series D Preferred Shares shall be $1.8167, such that the Series D Preferred Shares shall be convertible into Ordinary Shares at a ratio of 2.0/1.8167. Any change or amendment to this subsection (ii) may not be effected without the Series D Consent.

(iii)    If the IPO Closing Price, is less than 1.5 times the then applicable Conversion Price of the Series E Preferred Shares, then, immediately prior to closing of such initial public offering (and, for the avoidance of doubt, prior to the conversion of the Series E Preferred Shares into Ordinary Shares) the then applicable Conversion Price of the Series E Preferred Shares shall be automatically reduced so as to be equal to the IPO Closing Price divided by 1.5. For illustration purposes only, if the then applicable Conversion Price of the Series E Preferred Shares is $2.0 and the IPO Closing Price would be $2.18, then the adjusted Conversion Price of the Series E Preferred Shares shall be $1.4533, such that the Series E Preferred Shares shall be convertible into Ordinary Shares at a ratio of 2.0/1.4533. Any change or amendment to this subsection (iii) may not be effected without the Series E Consent.

(f)    Share Dividend. If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, without any comparable payment or distribution to the holders of any class of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the applicable Conversion Price shall be adjusted as at the date the Company fixes as a record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment) to that price determined by dividing the applicable Conversion Price in effect immediately prior to such record date (or if no record date is fixed then immediately prior to such payment) by the sum of (i) one (1) plus (ii) the number of Ordinary Shares Equivalents payable upon such event with respect to one Ordinary Share then outstanding.

(g)    Securities Dividend. In the event (other than the events referred to in Article 133 below) the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash Dividends) or options or rights not referred to in (e) above, then, in each such case, the holders of Preferred Shares shall be entitled to receive a proportionate share of such distribution in respect of their Preferred Shares on an As-Converted Basis as of the record date for such distribution.

(h)    Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price or the number of Ordinary Shares or other securities issuable upon conversion of the Preferred Shares, the Company, at its expense and upon the request of any holder of Preferred Shares, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, executed by the Company’s Chief Executive Officer, and shall send such certificate to each registered holder of the Preferred Shares. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares.

(i)    Notices of Record Date. In the event of (A) any taking by the Company of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any capital reorganization of the Company, any reclassification or recapitalization of the share capital of the Company, any merger or consolidation of the Company with or into any other company, or any transfer of all or substantially all of the assets of the Company to any other person or any Liquidation Event or Distribution (which shall include, for purposes of this Article 8.5(i), also the declaration of such distribution), the Company shall mail to each holder of Preferred Shares, at least ten (10) days prior to the record date specified therein (or such shorter period as may be agreed to by the holders of at least sixty five percent (65%) of the issued and outstanding Preferred Shares, on an As-Converted Basis, acting together as a single class), a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, Liquidation Event, Distribution or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as of when the holders of record of Ordinary Shares and Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, Liquidation Event, Distribution or winding up.

(j)    Rounding of Calculations; Minimum Adjustment; No Adjustment. Any provision of this Article 8 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(k)    Adjustments Cumulative. Each of the adjustments pursuant to this Article 8 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles to all registered Preferred Shares.

(l)    Impairment. Subject to the Company’s power and authority to amend the Articles, restructure its capital, merge or enter into sale of assets transactions, dissolve itself or issue securities, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 8 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(m)    Fractional Shares. No fractional share shall be issued upon the conversion of any Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

SHARES

9.    Subject to the provisions of these Articles, including without limiting the provisions of Article 90 (‘Special Issues’) and 10 hereof, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine.

10.

10.1.    The Company may issue, subject to the provisions of Article 90 (‘Special Issues’) and 10 hereof, shares having the same rights as the existing shares, or having preferred or deferred rights, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of the these Articles. The Company may convert part of the issued shares into deferred shares with the consent of the holders of such shares. If the Company’s share capital includes a number of classes of Equity Securities, then Equity Securities exceeding the limit of the registered share capital of such class shall not be issued. In such regard, Equity Securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

10.2.    Anything in these Articles to the contrary notwithstanding, including, without limitation, the provisions of Articles 90.1, but subject, however, to the provisions of Article 90.2:

(i)    If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by the Company, unless otherwise provided by these Articles, by a resolution of the General Meeting adopted by a Simple Majority, provided that any modification that would directly adversely alter the rights attached to such class shall require the consent in writing of the holders of at least, or the sanction of a resolution of a separate General Meeting adopted by at least: (A) sixty five percent (65%) of the issued and outstanding Ordinary Shares, in the event that the rights so adversely altered are the rights attached to the Ordinary Shares; (B) sixty five percent (65%) of the issued and outstanding Preferred Shares on an As-Converted Basis (voting together as a single class or by consent of such required majority), in the event that the rights so adversely altered are the rights attached to the entire Preferred Shares, treated as a single class; (C) sixty five percent (65%) of the issued and outstanding Series A Preferred Shares, in the event that the rights so adversely altered are the rights attached to the Series A Preferred Shares and not to all issued and outstanding Preferred Shares; (D) sixty five percent (65%) of the issued and outstanding Preferred B Shares (voting together as a single class), in the event that the rights so adversely altered are the rights attached to the Preferred B Shares, treated as a single class, and not to all issued and outstanding Preferred Shares; (E) sixty five percent (65%) of the issued and outstanding Series C Preferred Shares, in the event that the rights so adversely altered are the rights attached to the Series C Preferred Shares, and not to all issued and outstanding Preferred Shares; (F) sixty five percent (65%) of the issued and outstanding Series D Preferred Shares, in the event that the rights so adversely altered are the rights attached to the Series D Preferred Shares and not to all issued and outstanding Preferred Shares or (G) sixty five percent (65%) of the issued and outstanding Series E Preferred Shares, in the event that the rights so adversely altered are the rights attached to the Series E Preferred Shares and not to all issued and outstanding Preferred Shares. It is hereby clarified that a class of shares shall be determined according to the rights attached to the shares, rather than according to the economic interests associated with the fact that a certain shareholder may hold more than one class of shares. Thus, any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon (without excluding shares held by Shareholders holding, in addition, shares of other classes in the Company) and no holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares (for example, in the event that a holder of Preferred Shares converts certain portion of the Preferred Shares held by it into Ordinary Shares, then such holder shall be entitled to vote in a separate General Meeting of the holders of Ordinary Shares, regardless of the fact that such Shareholder holds, in addition, Preferred Shares). If, at any time and from time to time, rights attached to shares may be modified or abrogated either by amending these Articles or by a sanction of the competent courts of the State of Israel pursuant to Section 350 and 351 of the Companies Law, 1999, then, to the maximum extent permitted under applicable law, such rights shall (if approved in accordance with the provisions of these Articles) be so modified or abrogated by amending these Articles.

(ii)    To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes voting together as a single class, on an As-Converted Basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company, or any transaction under Sections 341, 342 or 350 of the Israeli Companies Law. Without derogating from the foregoing, unless otherwise provided by these Articles, it is hereby clarified that:

(a)    The increase of the registered number of shares of an existing class of shares, or the issuance of additional shares thereof, or the creation of a new class of shares identical to an existing class of shares in all respects, except for the price per share paid for such shares, shall not be deemed, for purposes of these Articles, to adversely alter the rights attached to the previously issued shares of such class or of any other class;

(b)    The authorization or the issuance of additional shares or other Equity Securities of the Company having certain rights, preferences or privileges over or relative to all other Equity Securities of the Company (e.g., the Preferred Shares and the Ordinary Shares), including, without limitation, shares that have rights at liquidation, dissolution, winding-up or Liquidation Events or dividend rights that are senior to the rights at liquidation of all existing Preferred Shares, shall not be deemed, for purposes of this Article 10, to be altering, modifying or abrogating the rights, powers and privileges attached to the previously issued shares of any existing class, provided the rights, preferences or privileges attached to such additional shares or other Equity Securities apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares, as illustrated by the example set forth in sub-Article (c) below), and shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class; and

(c)    The authorization of a new series of shares or class of shares, or the issuance of such shares, shall not be deemed, for any purpose hereunder, to alter, modify or abrogate the rights attached to an existing class of shares if the rights attached to the new class of shares apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different Shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares) – for example, if (i) the holders of the Ordinary Shares are entitled to appoint one Director; (ii) the Board consists of 2 members; and (iii) the Company issues a new class of shares which are entitled to appoint a Director, and to enable such an appointment, the Articles are amended to provide that the Board may consist of 3 members, then, in such an event, such an act will not be deemed to change, modify or abrogate the rights and powers attached to the Ordinary Shares (as the holders thereof will continue to hold the power to appoint one Director), even if one may argue that the economic value of the Ordinary Shares was decreased by such an act (the holders can then appoint one out of three members to the Board).

(d)    Anything to the contrary notwithstanding, for the purposes of this Section 10 the Series B-1 Preferred Shares and the Series B-2 Preferred Shares shall be deemed as one class, for all intents and purposes, including, without limitation, for the purpose of a class vote which may be required under this Section 10.

11.    The Company shall not issue redeemable shares.

12.    Reserved.

13.    The Company may issue, subject to the provisions of Article 90 (‘Special Issues’) and 10 hereof, from time to time Equity Securities of the Company under terms and conditions which shall be determined by the Board in accordance with these Articles.

14.    The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

15.    If two or more Persons are registered as joint holders of a share:

15.1.    They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorneys and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

15.2.    Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

16.    Share certificates shall be issued under the printed name of the Company and shall bear the signatures of a director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the number of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit. The Company shall not issue bearer share certificates that grant the bearer rights in the shares specified therein.

PREEMPTIVE RIGHT

17.    The following provisions shall apply to the issuance of Additional Shares by the Company notwithstanding Articles 10 and 13 above:

17.1.    Until the closing of an IPO, each Major Shareholder, shall have the right to purchase its pro rata share of Additional Shares that the Company may, from time to time, propose to sell or issue. Such pro rata share, for purposes of this preemptive right, is the ratio, as of the Rights Notice (as defined below) of (X) the total number of Ordinary Shares which – immediately prior to the issuances of Additional Shares – are held beneficially or of record (on an As-Converted Basis) by such Major Shareholder, to (Y) the total number of Ordinary Shares which – immediately prior to the issuances of Additional Shares – are held beneficially or of record (on an As-Converted Basis) by all Major Shareholders.

17.2.    In the event that the Company undertakes, or proposes to undertake, an issuance of Additional Shares, it shall give each Major Shareholder written notice of its actions or intention (the “Rights Notice”), as the case may be, describing the type of Additional Shares, the price, and the general terms upon which the Company proposes to issue the same. Each Major Shareholder shall have seven (7) Business Days after receipt of such Rights Notice to agree to purchase all or any part of its pro rata share such Additional Shares at the price and upon the terms specified in the Rights Notice by giving written notice to the Company and stating therein the quantity of Additional Shares to be purchased.

17.3.    In the event that by the end of the aforesaid seven (7) Business Days, any or all of the Additional Shares have been subscribed for by Major Shareholders, then the accepting Major Shareholders shall be entitled to acquire the Additional Shares for which acceptance notices have been received, on the terms aforementioned provided that no Major Shareholder shall be entitled to acquire under the provisions of this Article 17 more than the lower of: (i) the pro rata share such Major Shareholder is entitled to purchase pursuant to Section 17.1 above, or (ii) the number of Additional Shares initially accepted by such Major Shareholder.

17.4.    If the Major Shareholders fail to exercise in full their aforesaid preemptive rights within the 7-Business Day period, then the Company shall have until the lapse of one hundred and twenty (120) days from the conclusion of the 7-Business Day period to sell the unsubscribed for Additional Shares to third parties (including at the election of the Company, to any then-existing shareholders, provided that prior to selling such unsubscribed for Additional Shares to any then-existing shareholders the Company shall offer all Major Shareholders who have fully exercised their preemptive rights with respect to the Additional Shares initially offered to them, to elect, within three (3) Business Days from the Company’s offer, to purchase up to their pro rata share of the unsubscribed Additional Shares that the Company wishes to sell to such then-existing shareholders at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. The Company shall not thereafter issue or sell any Additional Shares not issued or sold within such one hundred and twenty (120) days without first offering such securities to the Major Shareholders pursuant to the provisions of this Article 17.

17.5.    A Major Shareholder may assign its right under this Article 17 to any Person that is a Permitted Transferee thereof.

17.6.    The holders of at least sixty five percent (65%) of the voting power underlying the then outstanding Preferred Shares voting together as a single class and on an As-Converted Basis may, by written consent or vote, exclude an issuance of Additional Shares from the application of this Article 17, to the extent such excluded Additional Shares are not offered to any of the then existing shareholders of the Company (for illustration purposes only, the holders of at least 65% of the voting power underlying the then outstanding Preferred Shares may elect that half of the shares otherwise constituting Additional Shares will be excluded from such definition and purchased by a then non-existing shareholders and only the other half will be offered to existing shareholders under their preemptive rights).

LIEN

18.    The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share or arising from the failure to pay for such shares to the Company. The lien on a share shall also apply to Dividends and other distributions payable on it. Unless otherwise provided, the registration by the Company of a Transfer of shares shall be deemed to evidence the Company’s consent – under said lien - for the Transfer of such shares (without such consent affecting said lien, which will continue to apply to the shares so transferred).

19.    The Company may sell any share on which it has a lien, when any such debt, obligation or commitment has matured, in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until 14 days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

20.    The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

21.    After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

CALLS FOR PAYMENT

22.    With respect of shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive dividends nor to use any other right a Shareholder has unless he has paid all the calls by the Board that shall have been made to such Shareholder from time to time with respect to such shares.

23.    The Board may make calls for payment from Shareholders of the amount which has become payable but has not yet paid up on their shares, as the Board shall see fit, provided that the Company gives the Shareholder prior written notice of at least 14 days on every call and that the day of payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

24.    The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

25.    If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

26.    Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

27.    At the time of issue of shares the Board may make arrangements that differentiate between shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

28.    The Board may, if it thinks fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

FORFEITURE OF SHARES

29.    If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

30.    The notice shall specify a date not less than 14 days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

31.    If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall apply also to those dividends that were declared but not yet distributed with respect to the forfeited shares.

32.    A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

33.    A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.

34.    The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying that share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Companies Law imposes upon former Shareholders.

35.    A declaration in writing by two directors that a share of the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all Persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof, shall constitute good title to the share.

36.    The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity of invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

37.    The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.    Transfer of Equity Securities.

38.1.    General.

No transfer of Equity Securities in the Company and no assignment of an option to acquire such Equity Securities from the Company, shall be effective unless (a) such transfer or assignment (with the exception of transfers to Permitted Transferees) has been approved by the Board, but the Board shall not withhold its approval of any such transfer or assignment made in accordance with the provisions of Articles 38.2, 40 and 41 hereunder; and (b) the transferee has assumed in writing all of the transferor’s outstanding obligations and commitments (if any) as a shareholder in the Company with respect to the transferred Equity Securities.

Notwithstanding the above, a transfer of any Equity Securities by any of the Founders to a Permitted Transferee under Article 1.32(A) shall be subject to the Board’s prior written approval, with the consent of at least one Preferred Director.

38.2.    Right of First Refusal

(a)    Any Shareholder proposing to Transfer all or any of its Equity Securities in the Company other than to a Permitted Transferee (the “Offeror”) shall first request the Company, by written notice (which shall contain all the information necessary to enable the Company so to do), to offer such shares (the “Offered Shares”) to each Major Shareholder (collectively, the “Offerees”). The Company shall comply with such request by sending the Offerees a written notice stating the identity of the purchaser, the proposed price and terms of sale of the Offered Shares and the pro rata share of the Offeree (in proportion to the respective As-Converted holdings of the Offerees (as among themselves)) with respect to the Offered Shares (the “Offer”). Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within twenty one (21) days after receiving the Offer. Failure to timely accept the Offered Shares, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares.

(b)    If the acceptances, in the aggregate, are in respect of all, or more than all, of the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of shares, provided that no Offeree shall be required to acquire under the provisions of this Article 38.2 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

(c)    If the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) of the Offered Shares, then the accepting Offerees shall not be entitled to acquire any Offered Shares, and the Offeror, at the expiration of the aforementioned twenty one (21) day period, shall be entitled, subject to compliance with the provisions of Articles 38.1 and 41, to transfer the Offered Shares at a price not lower and on terms no more favorable to the proposed buyer(s) specified in the Offer than those stated in the Offer, and provided further that if the Offered Shares are not transferred within ninety (90) days after the expiration of such twenty one (21)-day period, any subsequent sale shall again be subject to the provisions of this Article 38.2.

(d)    A Major Shareholder may assign its right under this Article 38.2 to any Person that is a Permitted Transferee thereof.

39.    All restrictions on transfer of shares contained in Article 38 will terminate immediately upon the closing of the first to occur of (and such restrictions shall not apply to transfer of shares as part of such events): (i) an IPO, or (ii) a Liquidation Event in which all Preferred Shares of the Company are sold in such transaction.

40.    Bring Along.

40.1.    Sale of Shares.

(a)    Notwithstanding the provisions of Section 341 of the Companies Law and Article 38.2 above, until an IPO and subject to Articles 90.2 and 133 hereof, if Shareholders holding a majority of the Company’s issued share capital (on an As-Converted Basis) (voting together as a single class) (in this Article 40.1, the “Proposing Shareholders”) elect to sell all of their Equity Securities to a third party (the buyer in this Article 40.1, “Third Party”), then, provided the proceeds of such Proposed Transaction shall be distributed in accordance with the distribution preference provisions set forth in Article 133, all remaining shareholders (in this Article 40.1, “Remaining Shareholders”) will be required, if so demanded in writing by the Proposing Shareholders (in this Article 40.1, the “Bring Along Notice”), to sell all of their Equity Securities to such Third Party (subject, however, to Article 90.2), upon the same terms and conditions as applicable to the Proposing Shareholders, including the terms of distribution preference provisions set forth in Article 133 and with appropriate adjustments to reflect any applicable liquidation or other preferences and priorities of the Preferred Shares (in this Article 40.1, the “Proposed Share Transaction”). If the application of such price, terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such Proposed Share Transaction as determined pursuant to the provisions of Article 133 below) then it shall be deemed as a sale by all Shareholders upon the same terms and condition, notwithstanding anything herein to the contrary. The approval of a Proposed Share Transaction for the purposes of this Article 40 (but without derogating from other Articles herein, to the extent applied) shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

(b)    Upon receipt of the Bring Along Notice, (i) each Remaining Shareholder shall be obligated to agree to the Proposed Share Transaction and shall sell all of its shares in connection therewith, notwithstanding any other no sale right, first refusal rights or other rights to which such Shareholder is entitled or by which it is bound, and the proceeds of such Proposed Share Transaction shall be distributed in accordance with the liquidation preference provisions set forth in Article 133.

(c)    At the closing of the Proposed Share Transaction (which place, date and time shall be designated by the Proposing Shareholders and provided to each of the Remaining Shareholders at least 10 days in advance), each Shareholder (including the Remaining Shareholders) shall deliver certificates evidencing all of its Equity Securities, duly endorsed or accompanied by written instruments of transfer in from satisfactory to the Third Party, duly executed by such Shareholder, against delivery of the purchase price therefor (any Shareholder who fails or refuses to deliver such certificates as aforesaid, shall be deemed to have surrendered such certificates in accordance with the aforesaid on the latest date designated therefor under the Proposed Share Transaction, and thereupon the certificates held by such Shareholder and representing such Equity Securities shall be deemed cancelled and of no further force and effect).

(d)     The provisions of Articles 40.1 (a) through (c) (inclusive) are in addition to the provisions of Section 341 and not in substitution of such provisions. A Remaining Shareholder will not be entitled to request the Company, the Proposing Shareholder or any other party to the Proposed Share Transaction (e.g. the purchaser) to rely on 341 and to oppose the execution of the transaction documents pertaining to the Proposed Share Transaction. Notwithstanding the provisions of Section 341 of the Companies Law, the threshold set forth in Section 341 shall mean the majority of the issued and outstanding share capital of the Company calculated on an As-Converted Basis. For purpose of Section 341, the Shareholders acknowledge that the application of the distribution preference provisions set forth in Article 133 shall not be deemed to mean that the Shareholders are offered different treatment or terms in the Proposed Share Transaction.

(e)    Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Proposing Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Proposed Share Transaction on behalf of the Company in accordance with this Article 40.1, effective as of the time on which the written consent of the Proposing Shareholders shall have been received by the Company.

(f)    Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, but subject, however, to Article 90.2, the approval of a Proposed Share Transaction, or any transaction consummated pursuant to Section 341 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

40.2.    Sale of Assets

(a)    If, prior to an IPO and subject to Articles 90.2 and 133 hereof, the Company receives an offer to sell all or substantially all of the assets of the Company (“Proposed Asset Sale Transaction”), and Shareholders holding the majority of the Company’s issued share capital (on As-Converted Basis) (in this Article 40.2, the “Proposing Shareholders”) agree in writing to such a Proposed Asset Sale Transaction, then, provided that the proceeds of such Proposed Asset Sale Transactions shall be distributed in accordance with the provisions of Article 133 below, the Company shall accept such an offer and agree to the Proposed Asset Sale Transaction.

(b)    Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Proposing Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes, the Proposed Asset Sale Transaction on behalf of the Company in accordance with this Article 40.2, effective as of the time on which the written consent of the Proposed Shareholders shall have been received by the Company.

(c)    Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, but subject, however, to Article 90.2, the approval of a Proposed Asset Sale Transaction shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

(d)    In the event the acquirer of the assets in the Proposed Asset Sale Transaction is a shareholder of the Company, or any other individual or entity, directly or indirectly controlling, controlled by or under common control with such shareholder, said shareholder shall be considered to be an “Interested Shareholder” and as such, shall not be included in the majority threshold set forth in Article 40.2(a) above. In the event that all shareholders of the Company are Interested Shareholders, the foregoing shall not apply.

40.3.    Merger

Notwithstanding the provisions of Sections 314 through 327 of the Companies Law (to the extent permitted thereunder) and Article 38.2 above, until the IPO and subject to Articles 90.2 and 133 hereof, if Shareholders holding the majority of the Company’s issued share capital (on an As-Converted Basis) (in this Article 40.3, the “Proposing Shareholders”) agree to a merger or consolidation of the Company with or into another entity or a subsidiary of such entity (the “Proposed Merger”), then, provided the proceeds of such Proposed Merger shall be distributed in accordance with the distribution preference provisions set forth in Article 133, all remaining shareholders (in this Article 40.3, “Remaining Shareholders”) will be required, if so demanded in writing by the Proposing Shareholders (in this Article 40.3, the “Bring Along Notice”), to agree (subject, however, to any additional consents required under Article 90.2) to the merger or consolidation of the Company therewith as aforesaid. Notwithstanding anything in these Articles or, to the extent permitted, in any applicable Law to the contrary, but subject, however, to any additional consents required under Article 90.2, the approval of a Proposed Merger shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.

40.4.    The provisions of Article 40 will terminate immediately upon the consummation of the Company’s IPO.

40.5.    (a)    At every meeting of the Shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect to any of the following, the Remaining Shareholders shall vote all of their Equity Securities: (A) in favor of approval of the Proposed Share Transaction, Proposed Asset Sale Transaction or Proposed Merger (each, the “Proposed Transaction”) and any matter that could reasonably be expected to facilitate the Proposed Transaction, and (B) against any proposal for any merger, sale of assets or other business combination (other than the Proposed Transaction) between the Company and any Person other than the party or parties to the Proposed Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Proposing Shareholders or Company under the definitive agreement(s) related to the Proposed Transaction or which could result in any of the conditions to the Proposing Shareholders’ or Company’s obligations under such agreement(s) not being fulfilled, in each case unless otherwise determined by the Proposing Shareholders or the Company (as applicable).

(b)    Each Shareholder (including Remaining Shareholder) shall take all necessary actions in connection with the consummation of the Proposed Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Company or Proposing Shareholders, execute and deliver any agreements prepared in connection with such Proposed Transaction which agreements are executed by the Proposing Shareholders. In the event that a Remaining Shareholder fails to comply with any of the obligations hereunder, the Proposing Shareholder or the Company are granted a power of attorney, coupled with an interest, to execute any document on behalf of such Shareholder, to vote its Equity Securities in accordance herewith and to take such other actions to the extent necessary to carry out the provisions of this Article 40. In the event that a Remaining Shareholder fails to surrender its certificate in connection with the consummation of the Proposed Transaction, then such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Third Party. The Board shall be authorized to establish an escrow account, for the benefit of such Remaining Shareholder into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account, until such time as such Shareholder shall execute all documents and surrender its certificate (or an affidavit of its loss) or shall otherwise comply with the conditions for release. At the closing of the Proposed Transaction for sale of shares effected pursuant to this Article 40, all shares of the Shareholders shall be transferred to the Third Party and the Company shall record the same on its shareholders’ register.

41.    Co-Sale (Tag Along) Rights and No-Sale.

41.1.    Subject to compliance with the provisions of Articles 38.2 above, if, at any time prior to an IPO, any Founder (the “Seller”) desires to Transfer any shares of the Company held by him (other than to a Permitted Transferee and other than those shares which are free for Transfer pursuant to Article 41.6 below) pursuant to the terms of a bona fide offer received from any party (the “Buyer”) or otherwise, the Seller shall promptly give each Major Shareholder (the “Co-Sale Offerees”) written notice thereof, which fully describes the proposed Transfer (the “Co-Sale Offer”), and the Co-Sale Offerees or any one of them shall have the right to require, within fourteen (14) days of receipt of the Co-Sale Offer, as a condition to such Transfer described therein, that the Buyer shall purchase from such Co-Sale Offerees (any Co-Sale Offeree who exercises such right is referred to herein as a “Participant”) at the same price per share and on the same terms and conditions as involved in such Transfer by the Seller, up to that number of the shares of the Company (or a portion thereof) expressed by multiplying (i) that number of shares of the Company (calculated on an As-Converted Basis) proposed to be acquired by the Buyer (the “Transaction Shares”) by (ii) a fraction, the numerator of which is the number of shares of the Company then held by such Participant, on an As-Converted Basis, and the denominator of which is the sum of (A) the aggregate number of shares of the Company then held by all Participants, on an As-Converted Basis, and (B) the aggregate number of shares of the Company then held by the Seller, on an As-Converted Basis, prior to such Transfer (such portion with respect to each such Participant shall be referred to as the “Participant’s Co-Sale Pro Rata Portion”).

41.2.    In the event that one or more of the Participants shall elect to participate in such Transfer, each such Participant shall communicate in writing such election to the Seller within the aforesaid period of time, and, if the Transfer to the Buyer is consummated, such Participant shall be entitled to Transfer to the Buyer as part thereof, and no Transfer of any shares of the Company by the Seller shall be completed unless simultaneously with such Transfer the Buyer purchases, the Participant’s Co-Sale Pro Rata Portion of the Transaction Shares (and if more than one Participant so notified the Seller, all such portions of the Transaction Shares), at the same price per share and on the same terms and conditions as set forth in the Co-Sale Offer. If a Participant did not respond to a Co-Sale Offer within the aforesaid time period, it shall be deemed to be refusing to participate in such Transfer.

41.3.    If none of the Co-Sellers Offerees exercised its rights under this Article 41 with respect to such Co-Sale Offer, or if only some of them exercised such rights, then the Seller shall be entitled to sell or Transfer all, or the appropriate pro rata portion (together with the sale or Transfer of the Participants’ Co-Sale Pro Rata Portions), as applicable, of the Transaction Shares, to the Buyer at any time within one hundred and twenty (120) days thereafter. Any such Transfer shall be at not more favorable terms and conditions to the Seller than those specified in the Co-Sale Offer. Any of the Seller’s shares in the Company not sold within such 120-day period shall continue to be subject to the requirements of this Article 41.

41.4.    The rights of co-sale under this Article 41 shall not apply to a Transfer of any Equity Securities of the Company by the Seller to its Permitted Transferee.

41.5.    For the avoidance of doubt, the right of the Participants hereunder does not in any way or manner limit their right under Article 38.2 and each of the Participants shall have the right to exercise its rights under Article 38.2 or under this Article 41 in its sole discretion.

41.6.    Prior to the closing of an IPO, a Founder shall not transfer any of the Equity Securities owned by such Founder as of the date of the closing of the Preferred E Share Purchase Agreement (“Founder’s Securities”). Notwithstanding the foregoing, a Founder shall be entitled to make the following Transfer: a Transfer constituting up to 15% of the Founder’s Securities held by such Founder at the closing of the Preferred E Share Purchase Agreement, per annum and in no event more than the aggregate of 25% of the Founder’s Securities. This aforementioned restriction shall not apply to Section 40 (‘Bring-Along’) and shall terminate upon the consummation of an IPO.

42.    Each transfer of shares shall be made in writing in such form of a share transfer deed as approved by the Board from time to time, which shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

43.    The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

44.    The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

45.    The Register shall be closed for a period of 14 days before every ordinary General Meeting of the Company (unless the Board approves, from time to time and on an ad hoc basis, a shorter period or elimination of such period), provided, however, that the Register shall not be closed for a total of more than 30 days in any calendar year.

46.    Upon the death of a Shareholder, the administrators or executors or heirs of the deceased shall be recognized by the Company as the holders of the deceased’s title to, and then outstanding obligations with respect to, the shares held by the deceased. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

47.    Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

48.    A Person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to the share, but shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

48A.    Unless otherwise provided elsewhere, the provisions of Articles 38 and 42-48 shall also apply to other Equity Securities issued by the Company, mutatis mutandis.

CHANGING SHARE RIGHTS

49.    Subject to the provisions of these Articles, including without limitation the provisions of Article 90 (‘Special Issues’) and 10 hereof, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions or provisions related to or unrelated at that time to one or more of the classes.

MODIFICATION OF CAPITAL

50.    The Company may, from time to time, by a resolution in a General Meeting, and subject to the provisions of these Articles, including without limitation the provisions of Article 90 (‘Special Issues’) and 10 hereof and to the Companies Law:

50.1.    consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

50.2.    cancel any shares which have not been purchased or agreed to be purchased by any Person;

50.3.    by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

50.4.    reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

50.5.    increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution.

50.6.    Convert part of its issued and paid-up shares into deferred shares with the consent of the holders of such shares.

51.    The Company shall have the right, by a resolution in a General Meeting, subject to the provisions of these Articles, including without limitation the provisions of Article 90 (‘Special Issues’) and 10 hereof, to set out regulations with respect to issuance and allotment of securities, including but without derogating from the generality of the above, shares, debentures, options and warrants, and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula. Absent such regulations, the Board shall be authorized to issue and allot such other types of securities to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine, subject to Articles 90 and 10 hereof.

52.    Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS

53.    A general meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not being more than fifteen (15) months after the last preceding general meeting. The aforesaid general meetings shall be called annual general meetings; all other general meetings shall be called special general meetings.

54.    The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a director; or (ii) one or more Shareholders holding (on an as-converted basis) at least ten percent (10%) of the issued and outstanding share capital and at least one percent (1%) of the voting rights; or (iii) one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company – shall convene a special general meeting. Every such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the Board does not convene a meeting within twenty one (21) days from the receipt of a demand in that respect, the Petitioners may convene by themselves a special general meeting as provided in Section 64 of the Companies Law.

55.    Notices of general meetings shall be given as follows:

55.1.    A prior notice of at least seven (7) days and no more than forty-five (45) days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given, subject to the provisions of any Law, with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

55.2.    The notice shall be given as hereinafter provided to the Shareholders entitled pursuant to these Articles to attend and vote at such meeting.

55.3.    Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting.

55.4.    Anything herein to the contrary notwithstanding, with the consent of all the Shareholders who are entitled at that time to vote at a General Meeting, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

55.5.    The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

PROCEEDINGS OF GENERAL MEETINGS

56.    Subject to the provisions of these Articles and the Companies Law, the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the directors and auditors; to declare dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Sections 268 through Section 275 of the Companies Law.

56A.     The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (hereinafter: “Class Meetings”). Subject to Article 10.2(i) hereof, the requisite quorum at any such Class Meeting shall be one or more Shareholders present in person or by proxy, who hold or represent in the aggregate at least fifty percent (50%) of the issued shares of such class.

57.    No matter shall be discussed at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present at the time when the General Meeting starts its discussions. Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders present, personally or by proxy, and who hold or represent in the aggregate at least the majority of the voting rights in the Company, on an As-Converted Basis, shall constitute a lawful quorum for General Meetings; provided, however, that Shareholders holding at least sixty five percent (65%) of the issued and outstanding Preferred Shares (or the Ordinary Shares issuable upon the conversion thereof), acting together as a single class, shall constitute part of the lawful quorum for any such General Meeting discussion or vote on any of the matters specified in Article 90.2 below. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders such Shareholder is representing.

58.    If within half an hour from the time appointed for the General Meeting a quorum is not present, the meeting, if convened by the Board upon demand under Article 54 or, if not convened by the Board, if convened by the demanding Shareholder(s) in accordance with the provisions of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same place and time seven (7) days from the date of the original meeting (including the day of original General Meeting), or to such later day and at such time and place as the chairman of the Board may determine with the consent of the holders of a majority of the voting power, on an As-Converted Basis, represented at the meeting in person or by proxy and voting on the question of adjournment and notice of such adjourned meeting shall be delivered by email in accordance with this Article 58. If a notice of the adjourned meeting has been given to the Shareholders as aforesaid, and quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, any number of shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. The provisions of Section 79 of the Companies Law shall apply to such adjourned meeting, and with respect to which no resolution was adopted.

In any event of an adjourned General Meeting, the Company will, as soon as practicable following the respective original General Meeting (but in any event by the end of the next Business Day thereafter), send an email to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting notifying such Shareholder of the adjourned General Meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Articles 127-131 (‘Notice’) below to the contrary, only by means of an email to the Address (as defined therein) of such Shareholder. With the exception of the aforesaid, a Shareholder shall not be entitled to receive a notice of an adjourned General Meeting or of the issues which are to be discussed in the adjourned General Meeting.

59.    The chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings. The Shareholders present shall elect one of the Shareholders present to preside as chairman at the meeting.

VOTE BY SHAREHOLDERS

60.    Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in this regard in these Articles or the Companies Law requiring a higher majority or special consent, including under Article 90.2, all resolutions shall be passed by a vote of more than fifty percent (50%) of the voting power underlying the shares held by all of the Shareholders who are entitled to vote and who shall have voted (but not abstained) in a General Meeting in person or by means of a proxy, on an As-Converted Basis (“Simple Majority”).

Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall be the Shareholders on the date of the General Meeting. Subject to the provisions of these Articles, each Shareholder present at a meeting, personally or by proxy, shall be entitled to one vote for each Ordinary Share held by him of record. Without derogating from or limiting the provisions of Article 90.2 below, and in addition and without limitation to the general voting rights of the Preferred Shares or as otherwise required by law, each holder of Preferred Shares shall be entitled to vote, together with the holders of the Ordinary Shares as one class, on all matters submitted to a vote of the Shareholders of the Company, and shall be entitled to the number of votes equal to the number of shares of Ordinary Shares that would be issuable to such holder calculated on an As Converted Basis immediately prior to the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of shareholders is first executed; provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

61.    If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

62.    In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

63.    An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

64.    A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

65.    A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

66.    In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

67.    A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I,                 , of                 , a Shareholder holding shares in [Company Name] hereby appoint                  of                  as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] general meeting of the Company to be held on                 , and at any adjournment thereof.

In witness whereof signed by me this              day of                 ,         .

Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

68.    A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

69.    A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

70.    Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by facsimile or by any visible substitute for writing (including signatures by electronic means), shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

BOARD

71.    Until a Qualified IPO, the Board shall consist of not less than 1 (one) director and not more than 12 (twelve) directors (subject to Article 71.7), who shall not be elected by the General Meeting of the Shareholders, but instead be designated as follows:

71.1.    Up to two (2) directors to be appointed by the holders of the majority of Ordinary Shares, and for as long as one of the Founders acts as the CEO, such Founder will be one (1) of the two directors appointed to the Board on behalf of the holders of the majority of Ordinary Shares;

71.2.    Up to four (4) directors shall be appointed by the holders of at least sixty five percent (65%) of the issued and outstanding Series A Preferred Shares (each a “Preferred A Director” and together with the Preferred B Directors, the Preferred D Director and the Preferred E Director, the “Preferred Directors”), provided that for as long as Magma (including its Affiliates) holds more than 8% of the issued and outstanding share capital of the Company (on an As-Converted Basis), two (2) of such Preferred A Directors shall be appointed by Magma, and for as long as Genesis (including its Affiliates) holds more than 8% of the issued and outstanding share capital of the Company (on an Converted Basis) two (2) of such Preferred A Directors shall be appointed by Genesis, and in the event that either one of Magma (including its Affiliates) or Genesis (including its Affiliates) holds less than 8% of the issued and outstanding share capital of the Company (on an As-Converted Basis), respectively, it shall be entitled to appoint only one (1) of such Preferred A Directors.

71.3.    Up to two (2) directors shall be appointed by the holders of at least sixty five percent (65%) of the issued and outstanding Preferred B Shares (each a “Preferred B Director”), provided that for as long as Amiti (including its Affiliates) holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis), Amiti shall be entitled to appoint one (1) of such Preferred B Directors and for as long as Aviv (including its Affiliates) holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis), Aviv shall be entitled to appoint one (1) of such Preferred B Directors.

71.4.    One (1) director shall be appointed by IGP (the “Preferred D Director”) for as long as IGP (including its Affiliates) holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis).

71.5.    One (1) director shall be appointed by Linse Capital (the “Preferred E Director”) for as long as Linse Capital (including its Affiliates) holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis).

71.6.    Two (2) directors, who shall be industry experts, shall be elected as follows: (i) one (1) director shall be appointed by the holders of at least sixty five percent (65%) of the issued and outstanding Ordinary Shares and the Preferred Shares, on an As-Converted Basis, voting together as a single class; and (ii) one (1) director shall be appointed by the majority of the directors then in office.

71.7.    In the event that the Company’s CEO shall not be one of the Founders, then the number of directors to be appointed pursuant to Article 71.1 and the lead in of Article 71 shall be reduced by one director, and the CEO shall serve as a director, ex officio.

71.8.    The appointment of each director by an appointing Shareholder as aforesaid, and the dismissal or replacement of any such director, shall be by a written notice given to the Company by the applicable appointing Shareholder(s).

72.    The powers conferred upon the Board shall be vested in the Board as a collective body, and not in each one or more of the directors individually, and all such powers may be exercised by the Board by passing resolutions in accordance with the provisions of the Articles.

73.    Without derogating from any of the above, the General Meeting will be authorized to act, in lieu of the Board, in accordance with the provisions of Section 52 of the Companies Law.

74.    Any person, including also a director of the Board, may be a substitute member of the Board. A substitute member of the Board shall have, subject to his letter of appointment, all authorities, rights and obligations vested to the member of the Board he substitutes (in addition to his own authorities, rights and obligations as a Board member, in case he is already a Board member). The tenure of office of a substitute member of the Board as such shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 77 below in relation with such substitute member.

75.    Subject to the exclusions specified in Article 77 and subject to the provisions of the Companies Law, no person shall be disqualified to serve as a director.

76.    A director shall not be required to hold qualifying shares in the Company. A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

77.    Subject to the provisions of the Companies Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

77.1.    upon his death;

77.2.    on the date on which he is declared bankrupt by a competent authority inside or outside Israel;

77.3.    on the date he is declared legally incapacitated by a competent authority inside or outside Israel;

77.4.    on the date a final judgment is issued against him convicting him of having committed any one of the felonies listed in Section 226(a)(1)(2)(3) of the Companies Law.

77.5.    on the date as fixed in the resolution electing him to his office or in the notice of his appointment, as the case may be;

77.6.    If he is removed from his office by way of a written notice to the Company of the termination of his appointment by the persons or entities that appointed him;

77.7.    If his term of office is terminated by the Board as required pursuant to the provisions of the Companies Law;

77.8.    If the Shareholder(s) that appointed him cease(s) to be entitled to appoint a director pursuant to Article 71 above.

77.9.    on the date fixed in a written notice of resignation given by him to the Company or on the date of receipt of such notice by the Company, whichever is later.

77.10.    in the event of a CEO being appointed pursuant to Articles 71.1 or 71.7 above, upon termination of his position as a CEO of the Company

78.    Members of the Board shall not receive any remuneration from the Company’s funds, unless otherwise resolved by the Board and the General Meeting, and at a rate decided by such resolution. The members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as directors, including expenses in relation of participating in Board meetings, all as decided by the Board; provided, however, that the Amiti Director shall be reimbursed in a sum of up to US $5,000 per year of incumbency (prorated for any portion of a year) without requiring the consent of the Board.

POWERS AND DUTIES OF DIRECTORS

79.    The management of the business of the Company shall be vested in the Board, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in the Companies Law, or in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Companies Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

80.    Without limiting the generality of the preceding provision, and subject to the provisions of Articles 90 and 10 hereof, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

FUNCTIONS OF THE DIRECTORS

81.    The Board may meet in order to transact business, to adjourn its meetings or to organize or regulate them otherwise as it shall deem fit, in accordance with the Articles herein.

82.    The directors shall select a Chairman of the Board. Such Chairman shall not have any additional or casting vote.

83.    The presence of a majority of the directors then at office, who are lawfully entitled to participate in the meeting, at the opening of a meeting shall constitute a quorum for meetings of the Board, provided, however, that unless prohibited by law, for any meeting of the Board in which any of the actions set forth in Article 90.2 below are discussed or put to vote, such quorum shall also include at least one Preferred Director pursuant to Article 71 above. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, or to such later day and at such time and place as the chairman of the Board may determine with the consent of the majority of the Directors present, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, the present directors shall be deemed a lawful quorum provided, however, that (i) no business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called subject to applicable law, and with respect to which no resolution was adopted, and (ii) for any meeting of the Board in which any of the actions set forth in Article 90.2 below are discussed or put to vote, such quorum shall also include a Preferred Director pursuant to Article 71 above. In any event of a meeting adjourned as aforesaid, the Company will, as soon as practicable following the respective original meeting (but in any event by the end of the next Business Day thereafter), send an email to all Directors incumbent at the time the notice is sent, notifying such Director of the adjourned meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Articles 127-131 below to the contrary, by means of an email to the address of such Director. With the exception of the aforesaid, a Director shall not be entitled to receive a notice of an adjourned meeting or of the issues which are to be discussed in the adjourned meeting.

84.    The Board may delegate any of its powers to committees consisting of such member or members of the Board as determined by the Board, and may from time to time revoke such delegation, provided that such delegation does not contradict Section 112 of the Companies Law or Article 90 hereof. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles.

85.    Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article 85 shall constitute presence in person at such meeting.

86.    Every director may at any time call a Board meeting and the Chairman shall call such a meeting upon such request. The Chairman of the Board shall act without delay to call a meeting of the Board within ten (10) days of the date on which the Company’s Auditor reports to him that he has learned of material deficiencies in the audit of the Company’s accounts or of a notice or report of the General Manager which obliges action by the Board.

87.    Any notice of a Board meeting shall be given in writing in accordance with Articles 127-131 below. A written notice shall be given at least three (3) Days before the time appointed for the meeting (such three (3) Days not to include the day on which the notice is deemed received by a Director, but may include the day fixed for such a meeting of the Board), unless all of the members of the Board at that time agree to a shorter notice or waive notice altogether, and shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, requests to be included in the notice with respect to the meeting.

88.    Subject to the provisions of Article 90 (‘Special Issues’) below, issues raised before all meetings of the Board shall be decided by the majority of the voting power of the directors present at the meeting of the Board and entitled to vote thereupon, with each director having one vote; provided, however, that for as long as Magma or Genesis are entitled to nominate two members to the Board, but nominate only one member to the Board, such member shall be entitled to two votes.

89.    Observers

Until the consummation of an IPO, each Major Shareholder (other than Strategic Investor, as defined below) who will not have the right to appoint one or more members to the Board of Directors, shall have the right to nominate an observer to attend in a nonvoting observer capacity all meetings of the Board, provided that the observer executes confidentiality undertakings in a form reasonably satisfactory to the Company and the observer. Such observers shall be entitled to receive notice of, to attend and to receive copies of any documentation distributed to directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the time such notice or material is provided or delivered to members of the Board; provided, however, that the Company may exclude any such observers from access to any material or meeting or portion thereof, if and only to the extent that the Company believes that (i) such exclusion is reasonably necessary to (A) protect confidential information of the Company, (B) maintain attorney-client privilege, (C) or comply with confidentiality or other obligations of the Company or its subsidiaries towards third parties, or (ii) such observer or Major Shareholder nominating such observer or any of their Permitted Transferees may have a conflicting interest. The appointment, removal or replacement of an observer may be effective at any time, by delivery of a written notice to the Company, signed by the Major Shareholder entitled to effect such appointment, removal or replacement. For the avoidance of doubt, Strategic Investors will not have a right to appoint an observer under this Article 89.

The term “Strategic Investor” as used herein shall mean any Person (other than a venture capital or private equity fund or any Permitted Transferee thereof) that the Board of Directors reasonably expects will contribute (individually or through any of its Permitted Transferees) to the research and development, marketing or commercial abilities of the Company, which shall include for the avoidance of doubt, Delphi International Holdings SARL and Samsung Oak Holdings, Inc., Cloud Ranger Limited or any of their Permitted Transferees.

90.    Special Issues

90.1.    Notwithstanding the above, until and contingent upon the consummation of an IPO, the Company shall not be entitled to take any of the following actions without the approval of the Board:

(a)    appointment and removal of the CEO and other key executives of the Company, and determination of their employment terms;

(b)    material changes in the nature of the Company’s business;

(c)    approval of the Company’s annual budget and operating plan and any material deviation therefrom;

(d)     increase of the Company’s reserve for employee equity based plans, any amendment of such plans, and issuance of options or warrants to employees, officers, directors or consultants under terms which deviate from the terms provided under an option plan approved by the Board; and

(e)    determining the terms and conditions of an IPO.

90.2.    Notwithstanding anything to the contrary herein, or any provisions of the Companies Law, but in addition to any other requirement hereunder or any provision of the Companies Law, until and contingent upon the consummation of an IPO, the Company shall not be entitled to take any of the following actions without the affirmative vote or written consent of holders of at least sixty five percent (65%) of the issued and outstanding Preferred Shares (on an As-Converted Basis) voting together as a single class on an As-Converted Basis:

(a)    amending the Articles of Association or taking any action which would have the effect of amending or affecting the rights, preferences or privileges of the Preferred Shares or any class thereof;

(b)    the authorization or issuance of any share capital, or other rights or securities convertible into or exchangeable for share capital, with rights equal to or superior to the rights of the Preferred E Shares;

(c)    the merger, consolidation, acquisition or other reorganization of the Company, or the sale of all, or substantially all, of the Company’s assets or shares or effecting any other Liquidation Event;

(d)    increase in the number of the Company’s directors above, the number set forth in the lead-in in Article 71;

(e)    change in the composition of the Board;

(f)    any transaction with any shareholder, director or officer or any affiliate thereof, except for employment agreements approved in compliance with the law and the restrictive provisions otherwise set forth herein, or other transactions entered into in the ordinary course of business, including such transaction relating to the sale, license, distribution or marketing of the company’s products; and

(g)    the liquidation, dissolution or winding up of the Company or termination of the Company’s activities.

90.3.    In the event that any such action would alter or change the rights, restrictions, preferences or privileges of any class or series of Preferred Shares so as to affect them adversely (the “Adversely Effected Series”), but shall not so affect the other classes or series of Preferred Shares, then only the Adversely Effected Series shall be considered a separate class for such purpose and the consent of the holders of at least sixty five percent (65%) of the issued and outstanding shares of Adversely Effected Series, on an As-Converted Basis, shall be required, in addition to the consent required as per Article 90.2 above. For avoidance of doubt it is agreed that a pro-rata reduction of Preference Amount for all series of Preferred Shares shall not be deemed to adversely affect one series of Preferred Shares and not the entire class of Preferred Shares and therefore will not require a separate vote of each series of Preferred Shares (even though the actual Preference Amount reduced in US Dollars shall be different with respect to each series of Preferred Shares or the holders thereof), but subject to Articles 90.4 and 90.5. For example purposes only, a reduction at the rate of fifty percent (50%) of the applicable Preference Amount of each series of Preferred Shares, shall not require separate vote of each series of Preferred Shares.

90.4.    Notwithstanding the foregoing or anything to the contrary in these Articles, and in addition to any other requirement pursuant to these Articles or applicable law, (i) except as specified in Article 10.2(ii), any action, resolution, amendment or waiver (including, without limitation by way of an amendment of these Articles or any definition included herein, or by way of or in connection with a Liquidation Event) that would have the effect of altering or changing any rights, restrictions, preferences or privileges of or conferred upon by the Preferred D Shares set forth in Article 8 (‘Conversion of Preferred Shares’), 102 (‘Dividend’) or 133 (‘Distribution Preference’), including any requirement to obtain the Series D Consent if set forth therein (even if such rights, restrictions, preferences or privileges are so altered or changed with respect to all or any other classes of issued and outstanding Preferred Shares), and (ii) the authorization or issuance of any Series D Preferred Shares; in each case, may not be effected or approved without the affirmative vote or written consent of the Series D Consent. This Article 90.4 or the definition of Series D Consent may not be amended without the Series D Consent.

90.5.    Notwithstanding the foregoing or anything to the contrary in these Articles, and in addition to any other requirement pursuant to these Articles or applicable law, (i) except as specified in Article 10.2(ii), any action, resolution, amendment or waiver (including, without limitation by way of an amendment of these Articles or any definition included herein, or by way of or in connection with a Liquidation Event) that would have the effect of altering or changing any rights, restrictions, preferences or privileges of or conferred upon by the Preferred E Shares set forth in Article 8 (‘Conversion of Preferred Shares’), 102 (‘Dividend’) or 133 (‘Distribution Preference’), including any requirement to obtain the Series E Consent if set forth therein (even if such rights, restrictions, preferences or privileges are so altered or changed with respect to all or any other classes of issued and outstanding Preferred Shares), and (ii) the authorization or issuance of any Series E Preferred Shares; in each case, may not be effected or approved without the affirmative vote or written consent of the Series E Consent. This Article 90.5 or the definition of Series E Consent may not be amended without the Series E Consent.

90.6.    Notwithstanding anything else in these Articles of Association to the contrary:

(a)    Article 71.3 above may not be amended without the written consent of (i) Amiti, in the event that Amiti holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis) and (ii) Aviv, in the event that Aviv (jointly) holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis).

(b)    Article 71.4 above may not be amended without the written consent of IGP, as long as IGP holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis).

(c)    Article 71.5 above may not be amended without the written consent of Linse Capital, as long as Linse Capital holds at least 3% of the issued and outstanding share capital of the Company (on an As-Converted Basis).

91.    A resolution in writing signed or agreed to in writing (including by facsimile) by all of the directors then in office shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by his Substitute.

92.    All actions performed bona fide by the Board or by any person acting as director or as a substitute shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or substitute, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications so to serve.

93.    The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the Chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

94.    The directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

94.1.    Registration in the Company’s books of all liens that affect the Company’s assets;

94.2.    Keeping a register of Shareholders;

94.3.    Keeping a register of directors;

94.4.    Delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

PERSONAL INTEREST

95.    All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

LOCAL MANAGEMENT

96.    The Board may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

97.    Without derogating from the general powers granted to the Board pursuant to the preceding Article, the Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board have at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

CEO, GENERAL MANAGER, PRESIDENT, SECRETARY, OTHER OFFICERS AND ATTORNEYS

98.    The Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer (subject to the provisions of Article 90 (‘Special Issues’) above) and General Manager of the Company. The appointment may be either for a fixed period of time or without limiting the time that the General Manager will stay in office. The Board may, from time to time, subject to the provisions of the Companies Law and of any provision in any contract between the General Manager and the Company, release him from his office and appoint another or others in his or their place. The General Manager shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the General Manager those powers and authorities that it exercises pursuant to these Articles and subject to the provisions of the Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities, or takeover the General Managers’ powers and authorities and act in his stead and place.

In the event the General Manager’s powers and authorities were not specifically provided for and determined by the Board, the General Manager shall have all executive powers required to manage the Company in its ordinary course of business, subject to the supervision and authority of the Board.

99.    The Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

100.    The wages and any other compensation of the General Manager and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

101.    The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

DIVIDENDS

102.    Subject to these Articles and the provisions of Sections 301 through 311 of the Companies Law, the Company, at a General Meeting and upon the recommendation of the Board, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits in the profits, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend. The order of distribution of any declared dividends (the “Distributed Dividend”) shall be as follows:

First, the holders of Series E Preferred Shares shall be entitled to cumulative dividends (whether paid in cash or otherwise), at a rate of seven percent (7%) of the Series E OIP per year (compounded annually and calculated from the date of Closing, or from the date on which such share will be transferred onto the holder’s name pursuant to the Secondary Sale Transactions (as defined in the Preferred E Share Purchase Agreement), as applicable, in each case until the date of declaration of such dividend), prior and in preference to the payment of dividends on the Preferred D Shares, Preferred C Shares, Preferred B Shares, the Series A Preferred Shares and the Ordinary Shares (the “Preferred E Dividend”). If the Distributed Dividends are insufficient to pay the Preferred E Dividend in full to all holders of Series E Preferred Shares, then the Distributed Dividends shall be paid to the holders of Series E Preferred Shares, pro-rata to their respective amount of Preferred E Dividend.

Second, following the payment in full of the Preferred E Dividend, the holders of Series D Preferred Shares shall be entitled to cumulative dividends (whether paid in cash or otherwise), at a rate of seven percent (7%) of the Series D OIP per year (compounded annually and calculated from the date of actual receipt by the Company of the consideration for the issuance of such Series D Preferred Share until the date of declaration of such dividend), prior and in preference to the payment of dividends on the Preferred C Shares, Preferred B Shares, the Series A Preferred Shares and the Ordinary Shares (the “Preferred D Dividend”). If the remaining Distributed Dividends are insufficient to pay the Preferred D Dividend in full to all holders of Series D Preferred Shares, then the Distributed Dividends shall be paid to the holders of Series D Preferred Shares, pro-rata to their respective amount of Preferred D Dividend

Third, following the payment in full of the Preferred E Dividend and Preferred D Dividend, the holders of Series C Preferred Shares shall be entitled to cumulative dividends (whether paid in cash or otherwise), at a rate of seven percent (7%) of the Series C OIP per year (compounded annually and calculated from the date of actual receipt by the Company of the consideration for the issuance of such Series C Preferred Share until the date of declaration of such dividend), prior and in preference to the payment of dividends on the Preferred B Shares, the Series A Preferred Shares and the Ordinary Shares (the “Preferred C Dividend”). If the remaining Distributed Dividends are insufficient to pay the Preferred C Dividend in full to all holders of Series C Preferred Shares, then the Distributed Dividends shall be paid to the holders of Series C Preferred Shares, pro-rata to their respective amount of Preferred C Dividend.

Fourth, following the payment in full of the Preferred E Dividend, Preferred D Dividend and Preferred C Dividend, the holders of Preferred B Shares shall be entitled to cumulative dividends (whether paid in cash or otherwise) out of the remaining Distributed Dividends, at a rate of seven percent (7%) of the Series B-1 OIP or Series B-2 OIP, as applicable, per year (compounded annually and calculated from the closing of the respective share purchase agreement pursuant to which such Preferred Shares were issued and allotted, until the date of declaration of such dividend), prior and in preference to the payment of dividends on the Series A Preferred Shares and the Ordinary Shares (the “Preferred B Dividend”). If the remaining Distributed Dividends are insufficient to pay the Preferred B Dividend in full to all holders of Preferred B Shares, then such remaining Distributed Dividends shall be paid to the holders of Preferred B Shares, pro-rata to their respective amount of Preferred B Dividend.

Fifth, following the payment in full of the Preferred E Dividend, Preferred D Dividend, Preferred C Dividend and the Preferred B Dividend, the holders of Series A Preferred Shares shall be entitled to cumulative dividends (whether paid in cash or otherwise), out of the remaining Distributed Dividends, at a rate of seven percent (7%) per year (compounded annually and calculated from the closing of the respective share purchase agreement pursuant to which such Preferred Shares were issued and allotted, until the date of declaration of such dividend), prior and in preference to the payment of dividends on Ordinary Shares. If the remaining Distributed Dividends are insufficient to pay the Preferred A Dividend in full to all holders of Series A Preferred Shares, then such remaining Distributed Dividends shall be paid to the holders of Series A Preferred Shares, pro-rata to their respective amount of Preferred A Dividend.

Sixth, following the payment in full of the Preferred E Dividend, Preferred D Dividend, Preferred C Dividend, Preferred B Dividend and Preferred A Dividend to all holders of Preferred Shares, any remaining Distributed Dividend shall be paid pro-rata to all Shareholders, on the basis of their respective holdings of the issued and outstanding shares of the Company, on an As-Converted Basis.

103.    A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

104.    Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

105.    The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; In any such case, subject to the Companies Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

106.    At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures of the Company, or by means of distribution of fully paid up shares or debentures of any other company, or in one or more of the aforesaid ways.

107.    The Company shall have, subject to Articles 18-21, a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

108.    The persons registered in the Register as shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

109.    A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

110.    If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend, of fully paid up shares, shall be made by way of each holder of shares entitled to fully paid up shares receiving shares of the class of shares held by him and entitling him to fully paid up shares.

111.    In order to give effect to any resolution in connection with Distribution (which shall include, for purposes of this Article 111, also the declaration of such distribution), the Board may resolve any difficulty that shall arise with respect to such Distribution (including the declaration of such distribution) in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution (including the declaration of such distribution). The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit.

112.    The Board may, with respect to all Dividends not demanded within thirty (30) days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

113.    The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article 112.

114.    All Articles in these Articles relating to Dividend, shall apply, mutatis mutandis, to Distributions by the Company.

RESERVES

115.    The Board may, subject to the provisions of these Articles, set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as it deems proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in its discretion, beneficial to the Company. The Board may generally create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in its discretion as it deems fit so long as the creation, changes or usage of such funds do not exceed any provision of the Companies Law or accepted accounting principles and practices.

116.    All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Companies Law permit.

117.    Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

CAPITALIZATION OF RESERVE FUNDS

118.    The Company may from time to time, subject to the provisions of these Articles, by resolution of the Board, resolve that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Board may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 111 above, mutatis mutandis.

OFFICE

119.    The Board shall determine the location of the Office.

SEAL, STAMP AND SIGNATURES

120.    Reserved.

121.    Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

122.    Reserved.

ACCOUNTS AND AUDIT

123.    The Board shall cause correct accounts to be kept:

(1)    Of the assets and liabilities of the Company;

(2)    Of moneys received or expended by the Company and the matters for which such moneys are expended or received;

(3)    Of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

124.    The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by the Companies Law or authorized by the Board or by the Company in a General Meeting. In lieu of sending copies of its annual financial statements to its Shareholders, the Company shall make such copies available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders under these Articles.

125.    Accountants.

125.1.    Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

125.2.    The General Meeting may, from time to time, appoint the Company’s auditor and may, from time to time, remove the Auditor from his office.

125.3.    The Auditor’s appointment will be for a period not exceeding the third annual General Meeting held subsequent to the General Meeting in which the Auditor was appointed or until the completion of three audits, according to the latest.

125.4.    The Auditor’s remuneration for the inspection and auditing activities and/or any other service rendered by him to the Company will be determined by the Board.

126.    Not less than once a year, the Board shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements.

NOTICES

127.    A notice or any other document may be served by the Company upon any Shareholder or director either personally or by sending it by mail, facsimile, or electronic mail addressed to such Shareholder or director at his registered address as appearing in the Register or in the register of directors, as applicable. If the address of a Shareholder or a director is outside of Israel, then any notice sent by mail shall be sent by airmail.

Notices to the Company shall be addressed to its Office.

128.    All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

129.    A Shareholder registered in the Register or a director who is registered in the register of directors who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

130.    A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or telex or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

131.    Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery thereof or addressee’s refusal to receive, (ii) if sent by mail, shall be deemed to have been served seven (7) days after the delivery thereof to the post office, if sent by airmail, and three (3) days after the delivery thereof to the post office, if sent by domestic post, (iii) if sent by electronic mail or facsimile, shall be deemed to have been served on the next Business Day after the time such facsimile transmission (if facsimile transmission is electronically confirmed) or email (except if a notice is received stating that such electronic mail has not been successfully delivered) was sent, or (iv) earlier, upon actual receipt. In proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered at the post office, or transmitted by facsimile (if facsimile transmission is electronically confirmed) or email (except if a notice is received stating that such electronic mail has not been successfully delivered), as the case may be.

132.    Office Holders’ Indemnity, Insurance and Release of Office Holders

132.1.    Office Holder. As used in these Articles, the term “Office Holder” shall have the meaning ascribed thereto in the Companies Law, 5759 - 1999 (the “Companies Law”).

132.2.    Indemnification of Office Holders. Subject to applicable law, the Company may indemnify an Office Holder with respect to any of the following expenses or liabilities imposed on, or incurred by, such Office Holder in consequence of any act performed or omission committed by such Office Holder in his/her/its capacity as such:

(a)    a monetary liability imposed on an Office Holder pursuant to a court judgment in favor of a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action), including a judgment imposed on such Office Holder in a compromise or in an arbitration decision approved by a competent court; or

(b)    reasonable litigation expenses, including, without limitation, attorney’s fees, and all other costs, expenses and obligations, which were paid or incurred by such Office Holder in consequence of an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against such Office Holder and without the imposition thereon of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law), or (ii) “concluded without the filing of an indictment” against such Office Holder but with the imposition thereon of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require a proof of mens rea element or in connection with a monetary sanction;

(c)    reasonable litigation expenses, including attorneys’ fees, incurred by such Office Holder, or which were imposed on him by court, (i) in a proceeding instituted against such Office Holders by the Company or on its behalf or by a third party, or (ii) as in a criminal indictment of which he was acquitted, or (iii) in a criminal indictment of which he was convicted of an offense which does not require proof of mens rea element; or

(d)    a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the “Securities Law”), and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; or

(e)     any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P(b)(2) of the Restrictive Trade Practices Law, 5758-1988, as amended from time to time (the “RTP Law”).

The Company may, to the extent permitted by the Companies Law, (i) undertake in advance to indemnify an Office Holder as aforesaid, provided that if such undertaking is made in accordance with Article 132.2(a) above then such undertaking shall be limited (a) to such events which, in the opinion of the Board, are anticipated in light of the Company’s actual activities at the time the undertaking to indemnify is given; and (b) to such amounts or criteria which the Board has determined as being reasonable under the circumstances; and further provided that such undertaking to indemnify shall state (x) the events which, in the opinion of the Board, are anticipated in light of the Company’s actual activities at the time the undertaking to indemnify is given, and (y) the amounts or criteria which the Board has determined as being reasonable under the circumstances, or (ii) indemnify an Office Holder retroactively as set forth in Articles 132.2(a) through 132.2(d).

132.3.    Release of Office Holders. The Company may, to the extent permitted by the Companies Law, exempt in advance an Office Holder of the Company from his/her/its liability, in whole or in part, for damages resulting from the breach of his/her/its duty of care to the Company, provided however, that the Company may not exempt in advance a director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in respect of a “Distribution” (as defined in the Companies Law).

132.4.    Insurance of Office Holders. The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder for any liability that shall be imposed on him in consequence of an act performed or omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company, in any of the following:

(a)    a breach of his/her/its duty of care to the Company or to another person;

(b)    a breach of his/her/its fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act or omission would not harm the Company;

(c)    a monetary liability that will be imposed on him/her/it in favor of another person;

(d)     a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; or

(e)    any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P of the RTP Law).

132.5.    General. The provisions above of this Article 132 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder of the Company, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder of the Company to the extent that such insurance and/or indemnification and/or release from liability is permitted under applicable law. Any amendment to the Companies Law or other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or released pursuant to these Articles shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

133.    Distribution Preference

133.1.    In any Liquidation Event (as defined below), the assets of the Company whether capital, surplus, earnings, funds, securities or assets of any kind legally available for distribution among the Shareholders and/or the consideration payable in a Liquidation Event which is an Acquisition, as defined below (“Distributable Assets”) shall be distributed in the following order and preference:

133.2.    First, the holders of Series E Preferred Shares shall be entitled to receive, on a pro-rata basis, prior and in preference to any distribution to the holders of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares, by reason of their ownership of such Series E Preferred Shares, an amount per each Series E Preferred Share equal to (the “Preferred E Preferential Amount”) (i) the sum of the applicable Original Issue Price of such Series E Preferred Share plus interest at the rate of 7% per annum on such applicable Original Issue Price, compounded annually for the period elapsing from the date of Closing, or from the date on which such share will be transferred onto the holder’s name pursuant to the Secondary Sale Transactions (as defined in the Preferred E Share Purchase Agreement), as applicable, in each case to the date of actual distribution minus the sum of (ii) the aggregate amount of all Distributable Assets previously paid to in respect of such Series E Preferred Share pursuant to this Article 133.2 and/or any amounts paid in respect of such Series E Preferred Share in preference pursuant to Article 102 (‘Dividends’). In the event that the Distributable Assets of the Company available for distribution shall be insufficient to make such per share distributions in full, all of such Distributable Assets shall be distributed among the holders of Series E Preferred Shares in proportion to the full Preferred E Preferential Amount such holders would otherwise be entitled to receive.

133.3.    Second, after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares, the holders of Series D Preferred Shares shall be entitled to receive, on a pro-rata basis, prior and in preference to any distribution to the holders of Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares, by reason of their ownership of such Series D Preferred Shares, an amount per each Series D Preferred Share equal to (the “Preferred D Preferential Amount”) (i) the sum of the applicable Original Issue Price of such Series D Preferred Share plus interest at the rate of 7% per annum on such applicable Original Issue Price, compounded annually for the period elapsing from the date of closing of the Preferred D Share Purchase Agreement to the date of actual distribution minus the sum of (ii) the aggregate amount of all Distributable Assets previously paid to in respect of such Series D Preferred Share pursuant to this Article 133.2 and/or any amounts paid in respect of such Series D Preferred Share in preference pursuant to Article 102 (‘Dividends’). In the event that the Distributable Assets of the Company remaining available for distribution to the holders of Preferred D Shares after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares shall be insufficient to make such per share distributions in full, all of such remaining Distributable Assets shall be distributed among the holders of Series D Preferred Shares in proportion to the full Preferred D Preferential Amount such holders would otherwise be entitled to receive.

133.4.    Third, after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares and the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares, the holders of Series C Preferred Shares shall be entitled to receive, on a pro-rata basis, prior and in preference to any distribution to the holders of Preferred B Shares, Series A Preferred Shares and Ordinary Shares, by reason of their ownership of such Series C Preferred Shares, an amount per each Series C Preferred Share equal to (the “Preferred C Preferential Amount”) (i) the sum of the applicable Original Issue Price of such Series C Preferred Share plus interest at the rate of 7% per annum on such applicable Original Issue Price, compounded annually for the period elapsing from the date of actual receipt by the Company of the consideration for the issuance of such Series C Preferred Share to the date of actual distribution minus the sum of (ii) the aggregate amount of all Distributable Assets previously paid to in respect of such Series C Preferred Share pursuant to this Article 133.3 and/or any amounts paid in respect of such Series C Preferred Share in preference pursuant to Article 102 (‘Dividends’). In the event that the Distributable Assets of the Company remaining available for distribution to the holders of Preferred C Shares after payment of Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares and the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares shall be insufficient to make such per share distributions in full, all of such remaining Distributable Assets shall be distributed among the holders of Series C Preferred Shares in proportion to the full Preferred C Preferential Amount such holders would otherwise be entitled to receive.

133.5.    Fourth, after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares, the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares and the Preferred C Preferential Amount in full to the holders of the Series C Preferred Shares, the holders of Preferred B Shares shall be entitled to receive, on a pro-rata basis, prior and in preference to any distribution to the holders of Series A Preferred Shares and Ordinary Shares, by reason of their ownership of such Preferred B Shares, an amount per each Preferred B Share equal to (the “Preferred B Preferential Amount “) (i) the sum of the applicable Original Issue Price of such Preferred B Share plus interest at the rate of 7% per annum on such applicable Original Issue Price, compounded annually for the period elapsing from the date of actual receipt by the Company of the consideration for the issuance of such Preferred B Share to the date of actual distribution minus the sum of (ii) the aggregate amount of all Distributable Assets previously paid in respect of such Preferred B Share pursuant to this Article 133.4 and/or any amounts paid in preference in respect of such Preferred B Share pursuant to Article 102 (‘Dividends’). In the event that the Distributable Assets of the Company remaining available for distribution to the holders of Preferred B Shares after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares, the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares and the Preferred C Preferential Amount in full to the holders of the Series C Preferred Shares shall be insufficient to make such per share distributions, all of such remaining Distributable Assets shall be distributed among the holders of the Preferred B Shares in proportion to the full Preferred B Preferential Amount such holders would otherwise be entitled to receive.

133.6.    Fifth, after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares, the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares, the Preferred C Preferential Amount in full to the holders of the Series C Preferred Shares and the payment of the Preferred B Preferential Amount in full to the holders of the Preferred B Shares, the holders of Series A Preferred Shares shall be entitled to receive, on a pro-rata basis, prior and in preference to any distribution to the holders of Ordinary Shares, by reason of their ownership of such Series A Preferred Shares, an amount per each Series A Preferred Share equal to (the “Preferred A Preferential Amount”, and collectively with the Preferred B Preferential Amount and the Preferred C Preferential Amount, the “Preferential Amount”) (i) the

sum of the Original Issue Price of such Series A Preferred Share plus interest at the rate of 7% per annum on such Original Issue Price, compounded annually for the period elapsing from the date of actual receipt by the Company of the consideration for the issuance of such Series A Preferred Share to the date of actual distribution minus the sum of (ii) the aggregate amount of all Distributable Assets previously paid in respect of such Series A Preferred Share pursuant to this Article 133.5 and/or any amounts paid in preference in respect of such Series A Preferred Share pursuant to Article 102 (‘Dividends’). In the event that the Distributable Assets remaining available for distribution to the holders of Series A Preferred Shares after payment of the Preferred E Preferential Amount in full to the holders of the Series E Preferred Shares, the Preferred D Preferential Amount in full to the holders of the Series D Preferred Shares, the Preferred C Preferential Amount in full to the holders of the Series C Preferred Shares and the payment of the Preferred B Preferential Amount in full to the holders of the Preferred B Shares shall be insufficient to make such per share distributions, all of such remaining Distributable Assets shall be distributed among the holders of the Series A Preferred Shares in proportion to the full Preferred A Preferential Amount such holders would otherwise be entitled to receive.

133.7.    After payment has been made to the holders of the Series E Preferred Shares, Series D Preferred Shares, the Preferred C Shares, Preferred B Shares and Series A Preferred Shares of the full Preferential Amount as aforesaid, the holders of Preferred Shares and Ordinary Shares shall be entitled to receive any remaining Distributable Assets, if any, on a pro rata basis based upon the number of Ordinary Shares and Ordinary Shares into which such Preferred Shares could be converted into at the time of distribution until (i) with respect to holders of the Series A Preferred Shares, such holders have received an aggregate of three (3) times the Series A OIP per Series A Preferred Share (including the amounts paid pursuant to Section 133.6 above); and (ii) with respect to holders of the Preferred B-2 Shares, such holders have received an aggregate of three (3) times the Series B-2 OIP per Series B-2 Preferred Share (including the amounts paid pursuant to Section 133.5 above); and (iii) with respect to the holders of the Preferred B-1 Shares, such holders have received an aggregate of three (3) times the Series B-1 OIP per Series B-1 Preferred Share (including the amounts paid pursuant to Section 133.5 above); (iv) with respect to holders of the Preferred C Shares, such holders have received an aggregate of three (3) times the Series C OIP per Series C Preferred Share (including the amounts paid pursuant to Article 133.4 above); (v) with respect to holders of the Series D Preferred Shares, such holders have received an aggregate of three (3) times the Series D OIP per Series D Preferred Share (including the amounts paid pursuant to Article 133.3 above); and (vi) with respect to holders of the Series E Preferred Shares, such holders have received an aggregate of three (3) times the Series E OIP per Series E Preferred Share (including the amounts paid pursuant to Article 133.2 above); thereafter, any remaining Distributable Assets shall be distributed to the holders of Ordinary Shares, pro rata based on the number of Ordinary Shares held by each.

133.8.    Anything to the contrary notwithstanding, in any Liquidation Event, the holders of a series of Preferred Shares shall be entitled to receive an amount equal to the greater of: (i) the amounts set forth in Sections 133.2 – 133.7 above, as applicable to such series of Preferred Shares; or (ii) the amounts to which the “Equivalent Shares” with respect to such series of Preferred Shares would have been entitled to receive, subject to distribution preference of any applicable senior series of Preferred Shares. As used herein the term “Equivalent Shares” shall mean with respect to any class or series of Preferred Shares, the number of Ordinary Shares into which such class or series of Preferred Shares may be converted into.

133.9.    Unless otherwise determined by the holders of sixty five percent (65%) of the issued and outstanding Preferred Shares, voting together as a class on an As-Converted Basis or by consent of such required majority, including the Series D Consent and the Series E Consent, a “Liquidation Event” shall include (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) any Acquisition or (iii) Asset Transfer. For the purposes of this Article 133: (i) “Acquisition” shall mean (A) any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of

50% of the Company’s outstanding voting power is transferred (e.g. by way of the sale of all or substantially all of the Company’s share capital); provided that an Acquisition shall not include (x) any consolidation, merger or reorganization effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

133.10.    If the Distributable Assets paid or distributed under this Article 133 is made in rights, securities or other property, other than in cash, the value of such Distributable Assets shall be the fair market value of such rights, securities or other property, determined as follows:

(a)    For securities not subject to investment letters or other similar restrictions on free marketability:

(i)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(iii)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, which determination shall be supported by a valuation or opinion by a reputable independent valuation firm or investment bank.

(b)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board, which determination shall be supported by a valuation or opinion by a reputable independent valuation firm or investment bank) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

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